Exhibit 10.1
August 31, 2009
Cincinnati Financial Corporation
CFC Investment Company
6200 South Gilmore Road
Fairfield, OH 45014-5141
Attention: Steven J. Johnston

Re:	$75,000,000 Committed Line of Credit
Dear Mr. Johnston:
     We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a committed line of credit to CINCINNATI FINANCIAL CORPORATION (“CINF”) and CFC INVESTMENT COMPANY (“CFC-I” and, with CINF, each individually a “Borrower” and, collectively, the “Borrowers”) as outlined in the following sections of this letter.
1. Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrowers may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrowers from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $75,000,000 (the “Line of Credit” or the “Loan”). The “Expiration Date” means August 29, 2010, or such later date as may be designated by the Bank by written notice to the Borrowers. Advances under the Line of Credit will be used for working capital or other general business purposes of the Borrowers.
2. Note. The obligation of the Borrowers to repay advances under the Line of Credit shall be evidenced by a promissory note (the “Note”) in form and content satisfactory to the Bank. The obligations of the Borrowers hereunder and under the Note shall be joint and several.
     This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein (including Exhibit “A” hereto) shall have the meaning ascribed to them in the Loan Documents.
3. Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.
4. Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrowers may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.
5. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Loan and termination of the commitment for the Line of Credit:

Cincinnati Financial Corporation
CFC Investment Company
August 31, 2009

     (a) Each Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to such Borrower’s affairs (including but not limited to annual financial statements for such Borrower).
     (b) Neither Borrower will make or permit any change in its form of organization, the nature of its business as carried on as of the date of this Letter Agreement or, in the case of CFC-I, its equity ownership.
     (c) The Borrowers will notify the Bank in writing of the occurrence of any Event of Default or Unmatured Default.
     (d) The Borrowers will comply with the financial and other covenants included in Exhibit “A” hereto.
6. Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrowers under the Line of Credit, the Borrowers represent and warrant as follows:
     (a) CINF’s latest consolidated financial statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of CINF’s operations on a consolidated basis for the period specified therein. CINF’s financial statements have been prepared in accordance with Agreement Accounting Principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest financial statements provided to the Bank, neither Borrower has suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.
     (b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrowers, threatened against either Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to either Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.
     (c) Each Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon such Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor, except for any failure to do so which could not reasonably be expected to cause a Material Adverse Effect.
     (d) Each Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except for any failure to

Cincinnati Financial Corporation
CFC Investment Company
August 31, 2009

comply with any of the foregoing which could not reasonably be expected to cause a Material Adverse Effect.
     (e) Each Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by such Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
     (f) There does not exist any default or violation by either Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon such Borrower by any law or by any governmental authority, court or agency, except for any failure to comply with any of the foregoing which could not reasonably be expected to cause a Material Adverse Effect.
     (g) The obligations of the Borrowers under this Letter Agreement rank on a pari passu basis with all other senior Indebtedness of the Borrowers.
7. Fees. Beginning on October 1, 2009 and continuing on the first day of each January, April, July and October thereafter and on the Expiration Date, the Borrowers shall pay an unused commitment fee to the Bank, in arrears, at a rate per annum equal to one-quarter of one percent (0.25%) on the average daily balance of the Line of Credit which is undisbursed during the preceding quarter (or portion thereof in the case of any payment due on the Expiration Date). The unused commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.
8. Expenses. The Borrowers will reimburse the Bank for the Bank’s out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents, if any, in the public records. The Borrowers shall also reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrowers’ Obligations to the Bank, including but not limited to enforcement actions relating to the Loan.
9. Other Conditions to Advances. From the initial advance under the Line of Credit, the Borrowers shall repay in full all amounts due and owing under that certain Amended and Restated Discretionary Line of Credit Note dated May 1, 2006 from the Borrowers to the Bank, following which repayment, the related discretionary line of credit shall be cancelled and such Note marked “cancelled” and returned to the Borrowers.

Cincinnati Financial Corporation
CFC Investment Company
August 31, 2009

10. Additional Provisions. Before the first advance under the Loan, the Borrowers shall execute and deliver to the Bank the Note, and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates, opinions of counsel or other evidence of authority. The Bank will not be obligated to make any advance under the Line of Credit if any Event of Default or Unmatured Default shall have occurred and be continuing.
     Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to either Borrower or any other person or entity connected in any way with the Loan, or if the Borrowers fail to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.
     This Letter Agreement is governed by the laws of State of Ohio. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrowers therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrowers concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.
     The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrowers, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.
     EACH BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.
     To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank no later than August 31, 2009, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.

Very truly yours, PNC BANK, NATIONAL ASSOCIATION
By:	/S/ Joseph C. Richardson
Joseph C. Richardson
Senior Vice President

ACCEPTANCE
     With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 31st day of
August, 2009.

BORROWERS: CINCINNATI FINANCIAL CORPORATION
By:	/S/ Steven J. Johnston
Name:	Steven J. Johnston
Title:	Chief Financial Officer

CFC INVESTMENT COMPANY
By:	/S/ Steven J. Johnston
Name:	Steven J. Johnston
Title:	Chief Financial Officer

EXHIBIT A
TO LETTER AGREEMENT
DATED AUGUST 31, 2009
A. FINANCIAL REPORTING COVENANTS:
     (1) The Borrowers will deliver to the Bank:
          (a) Within forty-five (45) days each Fiscal Quarter-end, consolidated and consolidating unaudited financial statements of CINF prepared in accordance with Agreement Accounting Principles, including a balance sheet and statements of income and surplus, certified by the chief financial officer of CINF as fairly representing CINF’s consolidated financial condition as of the end of and for such period.
          (b) Within one hundred twenty (120) days of the end of each Fiscal Year, consolidated and consolidating audited financial statements of CINF prepared on the accrual basis in accordance with Agreement Accounting Principles containing a balance sheet, statements of income and surplus, statements of source and use of funds and reconciliation of capital accounts, along with the unqualified opinion of independent public accountants satisfactory to the Bank in its reasonable discretion, that such financial statements comply with Agreement Accounting Principles and fairly and accurately represent the financial condition of CINF and its Subsidiaries. Such financial statements shall be accompanied by copies of any management letters to CINF from such accountants.
          (c) Accompanying the deliverables required by Sections 1(a) and 1(b), unaudited quarterly and annual financial statements of CFC-I prepared in accordance with Agreement Accounting Principles, including a balance sheet and statements of income and surplus, certified by the chief financial officer of CFC-I as fairly representing CFC-I’s consolidated financial condition as of the end of and for such period.
          (d) Promptly upon their becoming available, a copy of each annual statutory filing required to be made by The Cincinnati Insurance Company and The Cincinnati Life Insurance Company, each a direct or indirect wholly-owned subsidiary of CINF, to any state regulatory agency.
          (e) Promptly upon their becoming available, a copy of each financial statement, report, notice or proxy statement sent by either Borrower to stockholders generally and of each regular report and any registration statement or prospectus, filed by either Borrower with the Securities and Exchange Commission or any other United States federal or state securities exchange, securities trading system or with any United States national stock exchange and one copy of each periodic report filed by either Borrower with any other similar regulatory authority, in all cases without duplication; provided, however, that the Borrowers shall not be obliged to provide to the Bank routine reports which are required to be provided to any of the above-listed entities concerning the management of employee benefit plans, including, without limitation, stock purchases or the exercise of stock options made under any such employee benefit plan.

B. FINANCIAL COVENANTS:
     (1) Minimum Consolidated Net Worth. CINF will maintain at all times a Consolidated Net Worth of at least the sum of:
          (a) $5,446,400,000, plus
          (b) the sum of 50% of Consolidated Net Income for each Fiscal Quarter ending after December 31, 2006 (but only to the extent that, in the case of any such Fiscal Quarter, Consolidated Net Income for such Fiscal Quarter is at least $1.00).
     Minimum Consolidated Net Worth shall be calculated net of unrealized gains or losses in CINF’s or any of its Subsidiaries’ portfolio of debt and equity investments.
     (2) Maximum Consolidated Leverage Ratio. CINF and its Subsidiaries shall have, at the end of each Fiscal Quarter, a Consolidated Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than 0.20 to 1.0.
     As used herein:
          “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other ownership interests, by contract or otherwise.
          “Agreement Accounting Principles” means generally accepted accounting principles, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6(a) of this Letter Agreement.
          “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
          “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
          “Consolidated Funded Indebtedness” means at any time (a) the aggregate dollar amount of Indebtedness of CINF and its Subsidiaries which has actually been funded and is outstanding, whether or not such amount is due or payable, at such time, and (b) all reimbursement obligations under outstanding letters of credit which (i) may be presented, or (ii) have been presented and have not yet been paid; all calculated for CINF and its Subsidiaries on a consolidated basis as of such time.

          “Consolidated Indebtedness” means at any time the Indebtedness of CINF and its Subsidiaries calculated on a consolidated basis as of such time.
          “Consolidated Leverage Ratio” shall mean the ratio of Consolidated Funded Indebtedness to the sum of Consolidated Indebtedness and shareholders’ equity reflected on the financial statements provided pursuant to Section A of Exhibit A to this Letter Agreement.
          “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of CINF and its Subsidiaries for such period determined in accordance with Agreement Accounting Principles; provided, that there shall be excluded (i) the income (or loss) of any Affiliate of CINF or other Person (other than a Subsidiary of CINF) in which any Person (other than CINF or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to CINF or any of its Subsidiaries by such Affiliate or other Person during such period; and (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of CINF or is merged into or consolidated with CINF or any of its Subsidiaries or that Person’s assets are acquired by CINF or any of its Subsidiaries.
          “Consolidated Net Worth” means, as of the date of any determination thereof, the amount of the shareholders’ equity of CINF and its Subsidiaries as would be shown on the consolidated balance sheet of CINF and its Subsidiaries determined on a consolidated basis in accordance with Agreement Accounting Principles.
          “Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers ending on March 31, June 30, September 30, and December 31 of each year.
          “Fiscal Year” means any of the annual accounting periods of the Borrowers ending on December 31 of each year.
          “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable and accrued expenses arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens against, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, and (vii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.
          “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
          “Material Adverse Effect” means a material adverse effect on (i) the business, property, condition (financial or otherwise) or results of operations of CINF and its Subsidiaries taken as a whole, (ii) the inability of either Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Bank thereunder.
          “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
          “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased.
          “Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of either Borrower.
          “Unmatured Default” means an act, condition or event which, with the passage of time, the giving of notice or both could reasonably be expected to become an Event of Default.
     All of the above financial covenants shall be computed and determined in accordance with Agreement Accounting Principles applied on a consistent basis (subject to normal year-end adjustments).
C. NEGATIVE COVENANTS:
     (1) Neither Borrower will (a) liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity; provided, however, that a Borrower may merge or consolidate with (i) the other Borrower or (ii) another wholly-owned Subsidiary of CINF so long as such Borrower is the surviving entity, or (b) sell, lease, transfer or otherwise dispose of (i) any of such Borrower’s Subsidiaries or (ii) all or any substantial part of its property or assets, whether now owned or hereafter acquired.
     (2) Neither Borrower will, nor will it permit any of its Subsidiaries to, make any Acquisition other than a Permitted Acquisition. For purposes of this Section, “Acquisition” means any transaction, or series of transactions, consummated on or after the date of this Letter Agreement, by which either Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company; and “Permitted

Acquisition” means any Acquisition made by either Borrower or any of its Subsidiaries provided that: (a) as of the date of such Acquisition, no Event of Default shall have occurred and be continuing or would result from such Acquisition or from the incurrence of any Indebtedness in connection with such Acquisition; (b) prior to the date of such Acquisition, such Acquisition shall have been approved by the board of directors of the Person making such Acquisition and, if applicable, the shareholders of the Person whose stock or assets are being acquired in connection with such Acquisition and no claim or challenge has been asserted or threatened by any shareholder or director of such Person which could reasonably be expected to have a material adverse effect on such Acquisition or a Material Adverse Effect; (c) as of the date of any such Acquisition, all approvals required in connection with such Acquisition shall have been obtained; and (d) any such Acquisition is an Acquisition of assets or capital stock or other equity interests of a Person engaged in any line of business being conducted by either Borrower or any of its Subsidiaries at the time of such Acquisition.
     (3) Neither Borrower will make or have outstanding any loans or advances to or otherwise extend credit to any person, firm, corporation or other entity, except in the ordinary course of business.
     (4) Neither Borrower will grant any Lien on its Property to secure Indebtedness (other than Liens upon Property securing loans to such Borrower for the purchase price of such Property, in each case securing amounts which do not exceed the purchase price of the Property subject to such Liens) (each such Lien, a “Non-Bank Lien”) unless such Borrower concurrently grants to the Bank a similar first priority Lien, in form and substance satisfactory to the Bank, over the same Property, which Lien shall rank on a pari passu basis with such Non-Bank Lien and be subject to documentation, including appropriate intercreditor agreements, satisfactory in form and substance to the Bank, except for any or all of the following Liens:
          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings for which adequate reserves shall have been set aside on its books.
          (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, landlord’s liens, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.
          (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security retirement benefits or similar legislation.
          (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of CINF or its Subsidiaries.

          (e) Liens existing on the date hereof and extensions, renewals and replacements thereof, provided that such extension, renewal or replacement Lien shall be limited to the property or asset covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not in excess of the amount or the obligation secured by the Lien so extended, renewed or replaced.